Exhibit 1.1

Execution Copy

UNDERWRITING AGREEMENT

November 13, 2007

Roth Capital Partners, LLC

24 Corporate Plaza

Newport Beach, CA 92660

Sterne, Agee & Leach, Inc.

800 Shades Creek Parkway, Suite 700

Birmingham, AL 35209

Ladies and Gentlemen:

Introductory. Subject to the terms and conditions herein, Progressive Gaming International Corporation, a Nevada corporation (the “Company”), hereby agrees to sell 20,000,000 shares (the “Firm Shares”) of common stock, US$0.10 par value per share (the “Common Stock”), of the Company, severally and not jointly, to Roth Capital Partners, LLC and Sterne, Agee & Leach, Inc. (each, an “Underwriter” and collectively, the “Underwriters”). The Company also proposes to sell to the several Underwriters up to 3,000,000 additional shares of Common Stock (the “Optional Shares” and together with the Firm Shares, the “Shares”) if and to the extent that the Underwriters shall have determined to exercise their option to purchase such Optional Shares granted to the Underwriters in accordance with Section 3 hereof. It is understood that the Underwriters propose to offer the Shares for sale to public investors (each an “Investor” and, collectively, the “Investors”) as soon after the date of this Agreement as in the judgment of the Underwriters is advisable (the “Offering”).

The Company hereby confirms its agreement with the Underwriters as follows:

Section 1. Agreement to Act as Underwriter.

(a) On the basis of the representations, warranties and agreements of the Company herein contained, and subject to all the terms and conditions of this Agreement, the Company agrees to issue and sell the Shares to the several Underwriters, and the Underwriters agree, severally and not jointly, to purchase from the Company the respective number of Firm Shares set forth opposite their names on Schedule A hereto at a purchase price for each Firm Share of $2.3375. Each Underwriter may retain other brokers or dealers to act as sub-agents on its behalf in connection with the Offering.

(b) Nothing in this Agreement shall be construed to limit the ability of any Underwriter or its affiliates to pursue, investigate, analyze, invest in, or engage in investment banking, financial advisory or any other business relationship with entities or persons other than the Company.

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Section 2. Representations, Warranties and Covenants

A. Representations, Warranties and Covenants of the Company. The Company hereby represents, warrants and covenants to each Underwriter as of the date hereof, and as of each Closing Date and any Option Closing Date, as follows:

(a) Securities Law Filings. The Company meets the requirements for use of Form S-3 under the Securities Act of 1933, as amended (the “Act”), and has prepared and filed with the Securities and Exchange Commission (the “Commission”) a registration statement on Form S-3 (File No. 333-146836), which became effective on November 6, 2007, to be used in connection with the sale of the Shares. Such registration statement meets the requirements set forth in Rule 415(a)(1)(x) under the Act and complies in all other material respects with said Rule and the Act. The Company will file with the Commission pursuant to Rule 424(b) under the Act a supplement to the form of prospectus included in such registration statement relating to the offering of the Shares and the Company has advised the Underwriters of all further information (financial and other) with respect to the Company to be set forth therein. Such registration statement, including the exhibits thereto, as amended at the date of this Agreement, is hereinafter called the “Registration Statement” and the prospectus, in the form in which it appears in the Registration Statement, is hereinafter called the “Base Prospectus.” Any registration statement filed by the Company pursuant to Rule 462(b) under the Securities Act is called the “Rule 462(b) Registration Statement,” and from and after the date and time of filing of the Rule 462(b) Registration Statement the term “Registration Statement” shall include the Rule 462(b) Registration Statement. Any preliminary prospectus supplement to the Base Prospectus that describes the Shares and the offering thereof and is used prior to filing of the Final Prospectus (as defined herein) is called, together with the Base Prospectus, a “Preliminary Prospectus.” The term “Final Prospectus” shall mean the final prospectus relating to the Shares that is first filed pursuant to Rule 424(b) after the date and time that this Agreement is executed and delivered by the parties hereto. Any reference herein to the Registration Statement, any Preliminary Prospectus, the Disclosure Package (as defined herein) or the Final Prospectus shall be deemed to refer to and include the documents, if any, which may be incorporated by reference in the Registration Statement, any such Preliminary Prospectus and the Final Prospectus (the “Incorporated Documents”) pursuant to Form S-3 and which were filed under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), on or before the date of this Agreement, or the issue date of the Registration Statement, any such Preliminary Prospectus or the Final Prospectus, as the case may be; and any reference herein to the terms “amend,” “amendment” or “supplement” with respect to the Registration Statement, any Preliminary Prospectus or the Final Prospectus shall be deemed to refer to and include any document filed pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Agreement, the date of the Registration Statement or the issue date of any such Preliminary Prospectus or the Final Prospectus, as the case may be, deemed to be incorporated therein by reference. All references in this Agreement to financial statements and schedules and other information which is “contained,” “included” or “stated” in the Registration Statement, any Preliminary Prospectus and the Final Prospectus (and all other references of like import) shall be deemed to mean and include all such financial statements and schedules and other information which is or is deemed to be incorporated by reference in the Registration Statement, any Preliminary Prospectus or the Final Prospectus, as the case may be.

(b) Effectiveness; No Stop Order. The Registration Statement has been declared effective by the Commission under the Act and the Company has complied to the Commission’s satisfaction with all requests of the Commission for additional or supplemental information. No stop order suspending the effectiveness of the Registration Statement or the use of the Preliminary Prospectus or the Final Prospectus has been issued by the Commission, and no proceeding for any such purpose is pending or has been initiated or, to the Company’s knowledge, is threatened by the Commission.

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(c) Compliance with Applicable Regulations. The Registration Statement contains all exhibits and schedules required to be filed by the Act. Each of the Registration Statement and any post-effective amendment thereto, at each time of effectiveness and at the date hereof, complied and will comply in all material respects with the Act and the applicable rules and regulations of the Commission thereunder and, as of the dates referred to above, the Registration Statement did not and, as amended or supplemented, if applicable, will not, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading. Each Preliminary Prospectus and the Final Prospectus, as of its respective filing date with the Commission, complied and will comply in all material respects with the Act and the applicable rules and regulations of the Commission thereunder. The Disclosure Package (as defined herein) and the Final Prospectus, as amended or supplemented, as of its date, at the date hereof (if earlier filed), at the time of any filing pursuant to Rule 424(b), at the Closing Date (as defined herein) and at the Option Closing Date (as defined herein), if any, did not (if earlier filed) and will not, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Incorporated Documents, when they became effective or were filed (or, in the case of any amendment with respect to such Incorporated Document that was filed, when such amendment became effective or was filed) with the Commission, as the case may be, conformed in all material respects to the requirements of the Act and the Exchange Act, as applicable, and the applicable rules and regulations of the Commission thereunder, and none of such documents, when read together with the other information in the Registration Statement, contained and, in the case of the Prospectus, will contain, any untrue statement of a material fact or omitted to state a material fact necessary to make the statements therein not misleading; and any further documents so filed and incorporated by reference in the Registration Statement, the Preliminary Prospectus or the Final Prospectus, when such documents become effective or are filed with the Commission, as the case may be, will conform in all material respects to the requirements of the Act and the Exchange Act, as applicable, and the applicable rules and regulations of the Commission thereunder, and will not, contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein not misleading. The representations and warranties set forth in this paragraph do not apply to statements in or omissions from the Registration Statement or any post-effective amendment thereto, or the Final Prospectus, or any amendments or supplements thereto, made in reliance upon and in conformity with written information furnished to the Company by any Underwriter specifically for use therein, it being understood and agreed that the only such information furnished by or on behalf of the Underwriters consists of the information described as such in Section 9(c) hereof.

(d) Disclosure Package. The term “Disclosure Package” shall mean (i) any Preliminary Prospectus relating to the Offering that is filed with the Commission and delivered to investors prior to the Sale Time (as defined herein), and (iii) the issuer free writing prospectus as defined in Rule 433 of the Act (each, an “Issuer Free Writing Prospectus”), if any, identified in Schedule I hereto, and (iii) any other “free writing prospectus” (as defined in Rule 405 of the Act) that the Company and the Underwriters shall hereafter expressly agree in writing to treat as part of the Disclosure Package. As of 9:00 a.m. (Eastern Time) on the date of this Agreement (the “Sale Time”) the Disclosure Package did not contain any untrue statement of material fact or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The preceding sentence does not apply to statements in or omissions from the Disclosure Package based upon and in conformity with written information furnished to the Company by any Underwriter specifically for use therein, it being understood and agreed that the only such information furnished by or on behalf of the Underwriters consists of the information described as such in Section 9(c) hereof.

(e) Reports and Documents, etc. There were no contracts or other documents required to be described in the Registration Statement, the Preliminary Prospectus or the Final Prospectus, or to be filed as exhibits or schedules thereto, which have not been or will not be described or filed as required.

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(f) Offering Materials Furnished to the Underwriters. The Company has delivered, or will as promptly as practicable deliver, to the Underwriters complete conformed copies of the Registration Statement and of each consent and certificate of experts filed as a part thereof, and conformed copies of the Registration Statement (without exhibits) and the Final Prospectus, as amended or supplemented, in such quantities and at such places as the Underwriters reasonably request.

(g) Distribution of Offering Materials. (i) At the time of filing the Registration Statement and (ii) as of the date of the execution and delivery of this Agreement (with such date being used as the determination date for purposes of this clause (ii)), the Company was not and is not an “Ineligible Issuer” (as defined in Rule 405 of the Act). The Company has not distributed and the Company will not distribute, prior to the completion of the distribution of the Shares, any offering material in connection with the Offering other than the Preliminary Prospectus, the Final Prospectus, and any Issuer Free Writing Prospectus reviewed and consented to by the Underwriters or included in Schedule I hereto or the Registration Statement and copies of the documents, if any, incorporated by reference therein.

(h) The Underwriting Agreement. This Agreement has been duly authorized, executed and delivered by the Company.

(i) No Applicable Registration or Other Similar Rights. There are no persons with registration, preemptive or other similar rights to have any securities (whether equity, debt or any combination thereof) registered or qualified for sale under the Registration Statement or included in the Offering contemplated by this Agreement, except for such rights as have been duly waived or satisfied.

(j) No Material Adverse Change. Except as otherwise disclosed in the Disclosure Package as of the date hereof, subsequent to the respective dates as of which information is given in the Disclosure Package: (i) there has been no material adverse change, or any development that could reasonably be expected to result in a material adverse change to the condition, financial or otherwise, or in the business, results of operations, assets or liabilities (including without limitation, any changes or development resulting from the filing of a claim or the exercise of any material right or remedy in respect of the Company’s senior credit facility or its Senior Secured Notes due 2008), whether or not arising from transactions in the ordinary course of business, of the Company and the Subsidiaries taken as a whole (any such change, a “Material Adverse Change”); (ii) the Company and the Subsidiaries have not incurred any material liability or obligation, indirect, direct or contingent, not in the ordinary course of business nor entered into any material transaction or agreement not in the ordinary course of business; and (iii) there has been no dividend or distribution of any kind declared, paid or made by the Company on any class of capital stock or repurchase or redemption by the Company of any class of capital stock.

(k) Independent Accountants. Each of Ernst & Young LLP and BDO Seidman LLP, who have expressed their opinion with respect to the financial statements (which term as used in this Agreement includes the related notes and schedules thereto) and supporting schedules filed with the Commission as a part of the Registration Statement and included in or incorporated by reference in the Disclosure Package is and, at the filing of the Final Prospectus, will be, an independent registered public accounting firm as required by the Act and the Exchange Act and the rules and regulations thereunder.

(l) Preparation of the Financial Statements. The financial statements and summary financial data filed with the Commission as a part of the Registration Statement and included or incorporated by reference in the Disclosure Package, including the related schedules and notes thereto, present fairly and, in the case of the Final Prospectus, will present fairly, the financial position of the Company and its consolidated subsidiaries as of and at the dates indicated and the results of its operations and cash flows for the periods specified therein. Such financial statements and supporting schedules, if any, have been prepared in conformity with generally accepted accounting principles as applied in the United States (“U.S. GAAP”) applied on a consistent basis throughout the periods

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involved (provided that the unaudited financial information are subject to normal year-end adjustments which are not expected to be material in amount and do not contain all the footnotes required by U.S. GAAP), except as may be expressly stated in the related notes thereto, and comply in all material respects with the accounting requirements of the Act, the Exchange Act and the applicable rules and regulations of the Commission thereunder. The unaudited pro forma condensed consolidated statements of operations and unaudited pro forma condensed consolidated balance sheets and the related notes thereto set forth or incorporated by reference in the Registration Statement and the Disclosure Package have been prepared in all material respects in accordance with the applicable requirements of Rule 11-02 of Regulation S-X promulgated under the Exchange Act, have been compiled on the pro forma basis described therein, and the assumptions used in the preparation thereof were reasonable at the time made and the adjustments used therein are based upon good faith estimates and assumptions believed by the Company to be reasonable at the time made.

(m) Incorporation and Good Standing. Each of the Company and its subsidiaries (the “Subsidiaries”) has been duly organized and is validly existing and in good standing under the laws of its jurisdiction of incorporation or organization with all requisite corporate power and authority to own or lease, as the case may be, its properties and other assets and conduct its business as described in the Disclosure Package and the Final Prospectus, and is duly qualified to do business as a foreign corporation and, as applicable, is in good standing under the laws of each jurisdiction which requires such qualification, except where the failure to be so qualified or in good standing would not result in a Material Adverse Change.

(n) Capitalization and Other Capital Stock Matters. The authorized, issued and outstanding capital stock of the Company is as set forth in the Disclosure Package and will be set forth in the Final Prospectus under the caption “Capitalization” (other than for issuances after the dates thereof, if any, pursuant to employee benefit plans, or upon exercise of outstanding options or warrants, described in the Disclosure Package and the Final Prospectus, as the case may be). The Common Stock, including the Shares, conforms and, in the case of the Final Prospectus, will conform, in all material respects to the description thereof contained in the Disclosure Package and the Final Prospectus. Since the effective date of the Registration Statement and the date of the Preliminary Prospectus, the Company has not issued any securities other than Common Stock of the Company pursuant to the exercise of previously outstanding options in connection with the Company’s employee stock purchase and option plans (the “Plans”) and options granted pursuant to the Plans in the ordinary course of business consistent with past practice, in each case as disclosed in the Disclosure Package and the Final Prospectus. All the issued and outstanding shares of the capital stock of the Company have been duly authorized and validly issued, are fully paid and nonassessable and have been issued in compliance, in all material respects, with all applicable laws. Except as set forth in the Disclosure Package and the Final Prospectus, all of the outstanding shares of capital stock of the Subsidiaries are, and, at the filing of the Final Prospectus, will be, owned, directly or indirectly, by the Company, and such shares are, and, at the filing of the Final Prospectus, will be, held, free and clear of any security on interest mortgage, pledge, lien, encumbrance or claim. None of the outstanding shares of Common Stock of the Company or any Subsidiary were issued in violation of any preemptive rights, rights of first refusal or other similar rights to subscribe for or purchase securities of the Company or such Subsidiary. Except for the Rights Agreement, dated June 14, 1999, by and between the Company and Computershare Trust Company, Inc. (as successor to U.S. Stock Transfer Corporation), there are no authorized or outstanding options, warrants, preemptive rights, rights of first refusal or other rights to purchase, or equity or debt securities convertible into or exchangeable or exercisable for, any capital stock of the Company or any Subsidiary other than those described in the Disclosure Package and those that will be described in the Final Prospectus. The description of the Company’s stock option, stock bonus and other stock plans or arrangements, and the options, warrants or other rights granted thereunder, set forth in the Disclosure Package and the Final Prospectus does and will accurately and fairly present the information required by the Act to be shown with respect to such plans, arrangements, options and rights.

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(o) Stock Exchange Listing. The Common Stock (including the Shares) is registered under the Exchange Act and is listed on the Nasdaq Global Market (“Nasdaq”). The Company has taken no action designed to, or likely to have the effect of, terminating the registration of the Common Stock under the Exchange Act or delisting or suspending from trading the Common Stock on Nasdaq, nor has the Company received any information suggesting that the Commission or Nasdaq is contemplating terminating or suspending such registration or listing.

(p) No Consents, Approvals or Authorizations Required. No consent, approval, authorization, filing with or order of any court or governmental agency or regulatory body or vote of the Company’s stockholders is required in connection with the performance by the Company of its obligations under this Agreement, except (i) such as have been obtained or made by the Company under the Act and (b) such as may be required under applicable state securities or blue sky laws, or under the bylaws, rules and regulations of the Financial Industry Regulatory Authority, Inc. (“FINRA”).

(q) Non-Contravention of Existing Instruments and Agreements. Neither the issuance and sale of the Shares nor the performance by the Company of its obligations under this Agreement nor the fulfillment of the terms hereof will (i) violate any provision of the charter or by-laws or similar organizational documents of the Company or any Subsidiary; (ii) conflict with, result in a breach or violation of, or the loss of any benefit under, or give rise to a right of acceleration or any other right, or the imposition of any lien, charge or encumbrance upon any property or assets of the Company or any Subsidiary pursuant to the terms of any indenture, contract, lease, mortgage, deed of trust, note agreement, loan agreement or other agreement, obligation, condition, covenant or instrument to which the Company or any Subsidiary is a party or is bound or to which any of its property is subject and which conflict, breach, violation, loss of benefit, acceleration, imposition of lien, charge or encumbrance is reasonably likely to result in a Material Adverse Change; or (iii) result in the violation of any statute, law, rule, regulation, judgment, order or decree applicable to the Company or any Subsidiary, as the case may be, of any court, regulatory body, administrative agency, governmental body, arbitrator or other authority having jurisdiction over the Company or such Subsidiary, as the case may be, or any of its property.

(r) No Defaults or Violations. None of the Company or any Subsidiary is in violation or default of: (i) any provision of its charter or by-laws; (ii) the terms of any indenture, contract, lease, mortgage, deed of trust, note agreement, loan agreement or other agreement, obligation, condition, covenant or instrument to which it is a party or by which it is bound or to which any of its property is subject (except as specifically disclosed in the Disclosure Package as of the date hereof); or (iii) any foreign, federal, state or local statute, law or rule applicable to the Company or any Subsidiary, as the case may be, or any regulation, judgment, order or decree of any court, governmental body, or agency having jurisdiction over the Company or such Subsidiary, as the case may be, or any of its property, as applicable, except for any such violation or default which would not, individually or in the aggregate, result in a Material Adverse Change.

(s) No Actions, Suits or Proceedings. Except as disclosed in the Disclosure Package and the Final Prospectus, there is and, at the filing of the Final Prospectus, there will be, no action, suit or proceeding by or before any foreign, federal, state or local court or governmental agency, authority or body or any arbitrator involving the Company or any Subsidiary, as the case may be, or any of its property is pending or, to the best knowledge of the Company, threatened that if adversely determined could reasonably be expected to result in a Material Adverse Change or that seeks to restrain, enjoin, prevent the consummation of or otherwise challenge the issuance or sale of the Shares to be sold hereunder or the application of the proceeds therefrom described in the Disclosure Package and to be described in the Final Prospectus.

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(t) All Necessary Permits, Etc. Each of the Company and its Subsidiaries possesses such valid and current certificates, authorizations and permits issued by the appropriate foreign, federal, state or local regulatory agencies or bodies necessary to conduct its business as currently conducted, except to the extent that the failure to obtain such certificates, authorizations or permits would not result in a Material Adverse Change, and neither the Company nor any Subsidiary has received any notice of proceedings relating to the revocation or modification of, or non-compliance with, any such certificate, authorization or permit which, individually or in the aggregate, if the subject of an unfavorable decision, ruling or finding, could reasonably be expected to result in a Material Adverse Change.

(u) Title to Properties. Each of the Company and its Subsidiaries has good and marketable title to all real and personal property and assets reflected as owned by it in the financial statements referred to in Section 2(l) above (or elsewhere in the Disclosure Package and the Final Prospectus) and which are material to the business of the Company or such Subsidiary, in each case free and clear of any security interests, mortgages, liens, encumbrances, claims and other defects, except such as disclosed in the Disclosure Package and such as to be disclosed in the Final Prospectus or such as do not materially and adversely affect the value of such property and do not materially interfere with the use made or proposed to be made of such property. The real property, improvements, equipment and personal property held under lease by each of the Company and its Subsidiaries are held under valid and enforceable leases, with such exceptions as are disclosed in the Disclosure Package and as are to be disclosed in the Final Prospectus or such as are not material, and do not materially interfere with the use made or proposed to be made of such real property, improvements, equipment or personal property. The Company and its Subsidiaries own or have valid rights to use the intellectual property assets necessary to conduct the business described in the Disclosure Package and to be described in the Final Prospectus, , and no material right is expected to expire, terminate or be disposed of in the foreseeable future, except as disclosed therein. Neither the Company nor any Subsidiary has received any notice of, and neither the Company nor any Subsidiary has knowledge of, any infringement of or conflict with the asserted intellectual property rights of others, except where if adversely determined against the Company would not be reasonably likely to cause a Material Adverse Change. The Company is not a party to or bound by any options, licenses or agreements with respect to the intellectual property rights of any other person or entity that are required to be described in the Disclosure Package and the Final Prospectus and are not described in all material respects. None of the technology employed by the Company has been obtained or is being used by the Company in violation of any contractual obligation binding on the Company or, to the Company’s knowledge, any of its officers, directors or employees or otherwise in violation of the rights of any persons.

(v) Tax Law Compliance. Each of the Company and its Subsidiaries has filed all necessary foreign, federal, state and local income and franchise Tax returns, except to the extent that the failure to file such Tax returns would not cause a Material Adverse Change, and have paid all Taxes required to be paid by any of them and, if due and payable, any related or similar assessment, fine or penalty levied against any of them. Neither the Company nor any Subsidiary is aware of any Tax deficiency that has been or might reasonably be asserted or threatened against it that could reasonably be expected to result in a Material Adverse Change. There are no tax audits or investigations pending, which if adversely determined would cause a Material Adverse Change; nor are there any material proposed additional tax assessments against the Company or any of its Subsidiaries. For purposes of this Agreement, the terms “Tax” and “Taxes” mean all federal, state, local and foreign taxes, and any other assessments of a similar nature (whether imposed directly or through withholding), including, without limitation, any interest, additions to tax, or penalties applicable thereto. All such Tax returns are true, complete and correct in all material respects.

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(w) Disclosure Controls and Procedures. The Company has established and maintains disclosure controls and procedures (as such term is defined in Rule 13a-15(e) under the Exchange Act), which are (a) designed to ensure that information required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported, within the time periods specified in the Commission’s rules and forms, and is accumulated and communicated to the Company’s management, including its principal executive officer or officers and principal financial officer or officers, as appropriate, to allow timely decisions regarding disclosure and (b) effective in all material respects to perform the functions for which they were established.

(x) Internal Controls. Each of the Company and its Subsidiaries (i) makes and keeps books and records that accurately and fairly reflect, in all material respects, the transactions in, and dispositions of, the assets of, and the results of operations of, the Company and its subsidiaries, and (ii) maintains a system of internal controls that complies with the requirements of the Exchange Act and has been designed by the Company’s principal executive officer and principal financial officer, or under their supervision, sufficient to provide reasonable assurances that: (A) transactions are executed in accordance with management’s general or specific authorization; (B) transactions are recorded as necessary to permit preparation of financial statements in conformity with U.S. GAAP, the Act and the Exchange Act and the rules and regulations of the Commission thereunder, and to maintain accountability for assets; (C) access to assets is permitted only in accordance with management’s general or specific authorization; and (D) recorded assets are compared with existing assets at reasonable intervals and appropriate action is taken with respect to any differences. The Company’s internal control over financial reporting is effective and the Company is not aware of any material weaknesses in its internal control over financial reporting.

(y) Company not an “Investment Company.” The Company is not and, after giving effect to the offer and sale of the Shares and the application of the proceeds thereof as described in the Disclosure Package and as to be described in the Final Prospectus, will not be an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

(z) Insurance. Each of the Company and its Subsidiaries is insured by recognized, financially sound and reputable institutions with policies in such amounts as are customary in the business in which it is engaged, including directors and officers liability. Neither the Company nor any Subsidiary has any reason to believe that it will not be able: (i) to renew its existing insurance coverage as and when such policies expire; or (ii) to obtain comparable coverage from similar insurers as may be necessary to conduct its business as now conducted at a cost that is not materially greater than the current cost. Neither the Company nor any Subsidiary has been denied any insurance coverage which it has sought or for which it has applied, except as would not cause, individually or in the aggregate, a Material Adverse Change.

(aa) Labor Matters. Neither the Company nor any of its subsidiaries is involved in any material labor dispute nor, to the knowledge of the Company or any Subsidiary, is any such dispute threatened. The Company is not aware of any existing, threatened or imminent labor disturbance by the employees of any of its principal suppliers, manufacturers, customers or contractors which would cause a Material Adverse Change.

(bb) No Price Stabilization or Manipulation. The Company has not taken and will not take, directly or indirectly, any action designed to or that could reasonably be expected to cause or result in stabilization or manipulation of the price of the Common Stock to facilitate the sale or resale of the Shares.

(cc) Prior Stock Issuances. All offers and sales of capital stock of the Company prior to the date hereof were at all relevant times duly registered or exempt from the registration requirements of the Act and were duly registered or subject to an available exemption from the registration requirements of the applicable state securities or blue sky laws.

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(dd) Related Party Transactions. There are no business relationships or related-party transactions involving the Company or any Subsidiary or any other person required by the Act to be described in the Disclosure Package and Final Prospectus, which have, and, in the case of the Final Prospectus, will not have, been described, or incorporated by reference, therein as required.

(ee) Exhibits. Each agreement filed as an exhibit to the Registration Statement or described in the Disclosure Package and each agreement to be described in the Final Prospectus, including all documents, if any, incorporated or, in the case of the Final Prospectus, to be incorporated, by reference therein, is in full force and effect and is valid, binding and enforceable by the Company or a Subsidiary, as the case may be, in accordance with its terms, except as the enforceability thereof may be limited by applicable bankruptcy, insolvency or similar laws affecting creditors’ rights generally. Except as otherwise disclosed in (i) the Disclosure Package, (ii) the Final Prospectus, and (iii) the notices, dated November 6, 2007, provided by Ableco Finance LLC to the Company and the notices, dated November 6, 2007, provided by Ableco Finance LLC to each of Wells Fargo Brokerage Services, LLC and Well Fargo Bank, N.A., copies of which have been provided to the Underwriters or its counsel, neither the Company nor any Subsidiary, if a Subsidiary is a party, nor, to the knowledge of the Company or any such Subsidiary, any other party, is, and, at the filing of the Final Prospectus, will be, in default in the observance or performance of any term or obligation to be performed by it under any such agreement, and no event has occurred, and, at the filing of the Final Prospectus, will occur, that with notice or lapse of time or both would constitute such a default, in any such case where such default or event would result in a Material Adverse Change.

(ff) FINRA Matters. The Company (i) has been subject to the requirements of Section 12 or 15(d) of the Exchange Act and filed all the material required to be filed pursuant to Sections 13, 14 or 15(d) for a period of at least 36 calendar months immediately preceding the filing of the Registration Statement; and (ii) has filed in a timely manner all reports required to be filed pursuant to Section 13, 14 or 15(d) of the Exchange Act during the 12 calendar months and any portion of a month immediately preceding the filing of the Registration Statement. As of October 22, 2007, the date of filing the Registration Statement with the Commission, there were greater than 31,914,893 shares of the Company’s common stock outstanding and held by non-affiliates of the Company. The last reported sale price of the Company’s common stock on The NASDAQ Global Market on such date was $4.70.

(gg) No Unlawful Contributions or Other Payments. Neither the Company nor any of its Subsidiaries nor any director, officer, employee of the Company nor, to the Company’s knowledge, any other person associated with or acting on behalf of the Company, including, without limitation, any agent of the Company or any Subsidiary, has, directly or indirectly, while acting on behalf of the Company or its subsidiaries, made any contribution or other payment to any official or employee of, or candidate for, any federal, state or foreign office in violation of any law.

(hh) Compliance with OFAC. None of the Company or any of its Subsidiaries does any business with governments, entities or persons subject to sanctions administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or any enabling legislation or executive order relating thereto (the “U.S. Sanctions Laws”), or any person or entity in those countries or with those persons, or, to the Company’s knowledge, performs contracts in support of projects in or for the benefit of those countries or those persons; to the Company’s knowledge, neither the entry into this Agreement nor the performance of any transactions contemplated herein would cause the Company or any of its Subsidiaries, any Underwriter or any of its affiliates (as defined in Rule 501(b) of Regulation D under the Act, an “Affiliate”), or any of the Company’s or any Underwriter’s advisors to violate any U.S. Sanctions Laws applicable to such person; the Company and each of its Subsidiaries will not use the proceeds of the offering of the

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Shares, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other person or entity, for the purpose of financing an activity that would cause the Company or any of its Subsidiaries, any Underwriter or any of their Affiliates, or any of the Company’s or any Underwriter’s advisors to violate any U.S. Sanctions Laws applicable to such person.

(ii) Compliance with Money Laundering Rules. The business and operations of the Company and each of its Subsidiaries are being, and have been since January 1, 2004, conducted in compliance in all material respects with, and are not in default in any material respect under any applicable statutes, laws, rules, regulations, judgments, orders or decrees of and commitments to any United States or foreign governmental authority relating to money laundering, bank secrecy, anti-bribery and other corrupt practices. There is no pending or overtly threatened charge by any United States or foreign governmental authority that the Company or any of its Subsidiaries has materially violated any such law, rule, regulation, judgment, order, decree or commitment, nor is there any pending or overtly threatened investigation by any Governmental Authority with respect to possible material violations of any such law, rule, regulation, judgment, order, decree or commitment, except for such violations which would not, individually or in the aggregate, result in a Material Adverse Change.

(jj) Compliance with Environmental Laws. Except as would not, individually or in the aggregate, result in a Material Adverse Change, (i) neither the Company nor any of its Subsidiaries is in violation of any federal, state, local or foreign law or regulation relating to pollution or protection of human health or the environment (including, without limitation, ambient air, surface water, groundwater, land surface or subsurface strata) or wildlife, including without limitation, laws and regulations relating to emissions, discharges, releases or threatened releases of chemicals, pollutants, contaminants, wastes, toxic substances, hazardous substances, petroleum and petroleum products (collectively, “Materials of Environmental Concern”), or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Materials of Environment Concern (collectively, “Environmental Laws”), which violation includes, but is not limited to, noncompliance with any permits or other governmental authorizations required for the operation of the business of the Company or its Subsidiaries under applicable Environmental Laws, or noncompliance with the terms and conditions thereof, nor has the Company or any of its Subsidiaries received any written communication, whether from a governmental authority, citizens group, employee or otherwise, that alleges that the Company or any of its Subsidiaries is in violation of any Environmental Law; (ii) there is no claim, action or cause of action filed with a court or governmental authority, no investigation with respect to which the Company has received written notice, and no written notice by any person or entity alleging potential liability for investigatory costs, cleanup costs, governmental responses costs, natural resources damages, property damages, personal injuries, attorneys’ fees or penalties arising out of, based on or resulting from the presence, or release into the environment, of any Material of Environmental Concern at any location owned, leased or operated by the Company or any of its Subsidiaries, now or in the past (collectively, “Environmental Claims”), pending or, to the best of the Company’s knowledge, threatened against the Company or any of its Subsidiaries or any person or entity whose liability for any Environmental Claim the Company or any of its Subsidiaries has retained or assumed either contractually or by operation of law; and (iii) to the best of the Company’s knowledge, there are no past or present actions, activities, circumstances, conditions, events or incidents, including, without limitation, the release, emission, discharge, presence or disposal of any Material of Environmental Concern, that reasonably could result in a violation of any Environmental Law or form the basis of a potential Environmental Claim against the Company or any of its Subsidiaries or against any person or entity whose liability for any Environmental Claim the Company or any of its Subsidiaries has retained or assumed either contractually or by operation of law.

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(kk) ERISA Compliance. The Company and its Subsidiaries and any “employee benefit plan” (as defined under the Employee Retirement Income Security Act of 1974, as amended, and the regulations and published interpretations thereunder (collectively, “ERISA”)) established or maintained by the Company, its Subsidiaries or their “ERISA Affiliates” (as defined below) are in compliance in all material respects with ERISA. “ERISA Affiliate” means, with respect to the Company or a Subsidiary, any member of any group of organizations described in Sections 414(b), (c), (m) or (o) of the Internal Revenue Code of 1986, as amended, and the regulations and published interpretations thereunder (the “Code”) of which the Company or such Subsidiary is a member. No “reportable event” (as defined under ERISA) has occurred or is reasonably expected to occur with respect to any “employee benefit plan” established or maintained by the Company, its Subsidiaries or any of their ERISA Affiliates for which the Company could have any liability.

(ll) Compliance with Sarbanes-Oxley Act of 2002. The Company and, to its knowledge, its officers and directors are in compliance in all material respects with all applicable provisions of the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated in connection therewith (the “Sarbanes-Oxley Act”) that are effective.

(mm) No Contracts Relating to the Sale of Shares. There are no contracts, agreements or understandings between the Company and any person other than the Underwriters that would give rise to a valid claim against the Company or the Underwriters for a brokerage commission, finder’s fee or other like payment in connection with the sale of the Shares.

Any certificate signed by an officer of the Company and delivered to the Underwriters or to counsel for the Underwriters shall be deemed to be a representation and warranty by the Company to each Underwriter as to the matters set forth therein.

The Company acknowledges that each Underwriter and, for purposes of the opinions to be delivered pursuant to Section 6 hereof, counsel to the Company, will rely upon the accuracy and truthfulness of the foregoing representations and warranties and hereby consents to such reliance.

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Section 3. Underwriters’ Overalloment Option.

On the basis of the representations, warranties and agreements herein contained, and upon the terms but subject to the conditions herein set forth, the Company hereby grants to the Underwriters an option to purchase all or less than all of the Optional Shares at the purchase price per Share set forth in Section 1. The option granted hereunder to purchase all or any portion of the Optional Shares may be exercised upon written notice from Roth Capital Partners, LLC (the “Managing Underwriter”) on behalf of the Underwriters given to the Company, which notice may be given at any time within 30 days from the date of this Agreement for the sale of the Firm Shares (each, an “Option Notice”). The Underwriters may cancel the option at any time prior to its expiration upon written notice of such cancellation provided by the Managing Underwriter on behalf of the Underwriters to the Company, provided that the option cannot be cancelled as to any Optional Shares for which an Option Notice has been delivered to the Company (provided that this sentence shall have no effect upon the right of the Underwriters to terminate this agreement pursuant to Section 6 hereof or to not close on a Closing Date or an Option Closing Date if the conditions to closing set forth in this Agreement are not met). The Option Notice shall set forth (i) the number of Optional Shares as to which the Underwriters are exercising the option, and (ii) the time, date and place at which such closing will occur, which time and date may be simultaneous with, but not earlier than, the Closing Date (in such case the term “Closing Date” shall refer to the time and date of delivery of the Firm Shares and the Optional Shares). Such time and date of delivery, if subsequent to the Closing Date, is called an “Option Closing Date” and shall not be earlier than one nor later than 10 full business days after delivery of the applicable Option Notice. The option granted to the Underwriters in this Section 3 may be exercised solely for the purpose of covering over-allotments made in connection with the sale of the Firm Shares by the Underwriters. On each Option Closing Date, each Underwriter agrees, severally and not jointly, to purchase the number of Optional Shares set forth in the Option Notice (subject to such adjustments to eliminate fractional shares as the Underwriters may determine) that bears the same proportion to the total number of Optional Shares to be purchased as the number of Firm Shares set forth on Schedule A opposite the name of such Underwriter bears to the total number of Firm Shares.

Section 4. Delivery and Payment.

Subject to the terms and conditions hereof, payment of the purchase price for, and delivery of the Firm Shares shall be made at the offices of Roth Capital Partners, LLC, 24 Corporate Plaza, Newport Beach, CA 92660 (or at such other place as shall be agreed upon by the Underwriter and the Company), at 10:00 A.M., local time, on November 16, 2007 (unless another time shall be agreed to by the Underwriter and the Company) (the time and date of such closing are called the “Closing Date”). Subject to the terms and conditions hereof, payment of the full purchase price for the Firm Shares sold on the Closing Date shall be made by the Underwriter by irrevocable Federal Funds wire transfer of immediately available funds to the accounts and in the amounts identified on Exhibit A hereto, against delivery of such Firm Shares (through the facilities of The Depository Trust Company) together with any transfer taxes payable in connection with the transfer of the Firm Shares to the Underwriters duly paid, and such Firm Shares shall be registered in such name or names and shall be in such denominations, as the Underwriters may request at least one full business day before the Closing Date. In addition to the payment of the full purchase price for the Firm Shares, on the Closing Date, the Managing Underwriter shall deliver $200,000 by Federal Funds wire transfer of immediately available funds to the account set forth in Item 3 of Exhibit A hereto to reimburse the Company for a portion of the forbearance fees paid by the Company to Ableco Finance LLC, as Collateral Agent, under Section 4(b) of that certain Forbearance Agreement by and between the Company and the parties signatory thereto.

Subject to the terms and conditions hereof, in the event the Underwriters exercise their option in accordance with Section 3, then, at the Option Closing Date set forth in the Option Notice applicable to such option exercise, payment for the full purchase price for the Optional Shares set forth in such Option Notice shall be made by the Underwriters to the order of the Company by irrevocable

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Federal Funds wire transfer of immediately available funds to an account to be identified by the Company, against delivery of the number of Optional Shares set forth in such Option Notice (through the facilities of The Depository Trust Company) together with any transfer taxes payable in connection with the transfer of the Optional Shares to the Underwriters duly paid, and such Optional Shares shall be registered in such name or names and shall be in such denominations, as the Underwriters may request on the day of the applicable Option Notice.

Deliveries of the documents described in Section 6 hereof with respect to the purchase of the Shares shall be made at the offices of DLA Piper US LLP, 2415 East Camelback Road, Suite 700, Phoenix, Arizona 85016-4245 on the Closing Date and each Option Closing Date, if any. All actions taken at the Closing Date and each Option Closing Date shall be deemed to have occurred simultaneously.

Section 5. Covenants and Agreements of the Company.

A. Covenants and Agreements of the Company. The Company further covenants and agrees with each Underwriter as follows:

(a) Registration Statement Matters. The Company will advise the Underwriters promptly after it receives notice thereof of the time when any post-effective amendment to the Registration Statement has been filed or becomes effective or any amendment or supplement to any Preliminary Prospectus or the Final Prospectus has been filed and will furnish the Underwriters with copies thereof. The Company will advise the Underwriters, promptly after it receives notice thereof (i) of any request by the Commission for any amendment or supplementing of the Registration Statement or the Final Prospectus or for additional information, (ii) of the issuance by the Commission of any stop order suspending the effectiveness of the Registration Statement or any order directed at any Incorporated Document, if any, or any amendment or supplement thereto or any order preventing or suspending the use of the Registration Statement, any Preliminary Prospectus or the Final Prospectus, or (iii) of the suspension of the qualification of the Shares for offering or sale in any jurisdiction, or the institution or threatened institution of any proceeding for any such purpose. The Company shall use its best efforts to prevent the issuance of any such stop order or notice of prevention or suspension. If the Commission shall enter any such stop order or notice of prevention or suspension at any time, the Company will use its best efforts to obtain the lifting of such order or notice at the earliest possible moment. Additionally, the Company agrees that it shall comply with the provisions of Rules 424(b) and 430B, as applicable, under the Act, including with respect to the timely filing of documents thereunder, and will use its reasonable efforts to confirm that any filings made by the Company under such Rule 424(b) are received in a timely manner by the Commission.

(b) Blue Sky Compliance. The Company will cooperate with the Underwriters in endeavoring to qualify the Shares for sale under the securities laws of such jurisdictions (United States and foreign) as the Underwriters may reasonably request and will make such applications, file such documents, and furnish such information as may be reasonably required for that purpose, provided the Company shall not be required to qualify as a foreign corporation or to file a general consent to service of process in any jurisdiction where it is not now so qualified or required to file such a consent, or where it would be subject to taxation as a foreign corporation. The Company will, from time to time, prepare and file such statements, reports and other documents as are or may be required to continue such qualifications in effect for so long a period as the Underwriters may reasonably request for distribution of the Shares. The Company will advise the Underwriters promptly of the suspension of the qualification or registration of (or any such exemption relating to) the Shares for offering, sale or trading in any jurisdiction or any initiation or threat of any proceeding for any such purpose, and in the event of the issuance of any order suspending such qualification, registration or exemption, the Company shall use its best efforts to obtain the withdrawal thereof at the earliest possible moment.

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(c) Amendments and Supplements to the Final Prospectus and Other Matters. During the Prospectus Delivery Period (as defined herein), the Company will comply with the Act and the Exchange Act, and the rules and regulations of the Commission thereunder, so as to permit the completion of the distribution of the Shares as contemplated in this Agreement, the Disclosure Package and the Final Prospectus. If during the period beginning at the Sale Time and ending on the later of the Closing Date or such date, as in the reasonable opinion of counsel for the Underwriters, the Final Prospectus is no longer required by law to be delivered in connection with the distribution of Shares contemplated by the Disclosure Package and the Final Prospectus, including in circumstances where such requirement may be satisfied pursuant to Rule 172 under the Act (the “Prospectus Delivery Period”), any event shall occur as a result of which, in the judgment of the Company or in the opinion of the Managing Underwriter on behalf of the Underwriters or counsel for the Underwriters, it becomes necessary to amend or supplement the Disclosure Package or the Final Prospectus, as then amended or supplemented, in order to make the statements therein, in the light of the circumstances under which they were made, as the case may be, not misleading, or if it is necessary at any time to amend or supplement the Disclosure Package or the Final Prospectus or to file under the Exchange Act any Incorporated Document to comply with any law, the Company will promptly prepare and file with the Commission, and furnish at its own expense to the Underwriters and to dealers, an appropriate amendment to the Registration Statement or supplement to the Registration Statement, the Disclosure Package or the Final Prospectus that is necessary in order to make the statements in the Disclosure Package and the Final Prospectus as so amended or supplemented, in the light of the circumstances under which they were made, as the case may be, not misleading, or so that the Registration Statement, the Disclosure Package or the Final Prospectus, as so amended or supplemented, will comply with law. During the Prospectus Delivery Period, before amending the Registration Statement or supplementing the Disclosure Package or the Final Prospectus in connection with the Offering, the Company will furnish the Underwriters with a copy of such proposed amendment or supplement and will not file any such amendment or supplement to which the Underwriters reasonably object.

(d) Copies of any Amendments and Supplements to the Final Prospectus. The Company will furnish the Underwriters, without charge, during the Prospectus Delivery Period, as many copies of the Final Prospectus and any amendments and supplements thereto and the Disclosure Package as the Underwriters may reasonably request.

(e) Free Writing Prospectus. The Company covenants that it will not, unless it obtains the prior written consent of the Underwriters, make any offer relating to the Shares that would constitute an Issuer Free Writing Prospectus or that would otherwise constitute a “free writing prospectus” (as defined in Rule 405 of the Act) required to be filed by the Company with the Commission or retained by the Company under Rule 433 of the Act; provided that the prior written consent of the Underwriters shall be deemed to have been given in respect of the free writing prospectuses included in Schedule I hereto and any electronic roadshow. Any such free writing prospectus consented to by the Underwriters is hereinafter referred to as a “Permitted Free Writing Prospectus”. The Company covenants that (i) it has treated and will treat, as the case may be, each Permitted Free Writing Prospectus as an Issuer Free Writing Prospectus, for purposes of compliance with Rule 433 of the Act, and (ii) has complied and will comply, as the case may be, with the requirements of Rule 164 and 433 of the Act applicable to any Permitted Free Writing Prospectus, including in respect of timely filing with the Commission and legending, in each case if required by Rule 433, and record keeping.

(f) Transfer Agent. The Company will maintain, at its expense, a registrar and transfer agent for the Common Stock.

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(g) Earnings Statement. As soon as practicable and in accordance with applicable requirements under the Act, but in any event not later than 18 months after the Closing Date, the Company will make generally available to its security holders and to the Underwriters an earnings statement, covering a period of at least 12 consecutive months beginning after the Closing Date, that satisfies the provisions of Section 11(a) and Rule 158 under the Act.

(h) Periodic Reporting Obligations. During the Prospectus Delivery Period, the Company will duly file, on a timely basis, with the Commission and the Nasdaq Stock Market, LLC (“Nasdaq”) all reports and documents required to be filed under the Exchange Act within the time periods and in the manner required by the Exchange Act.

(i) No Manipulation of Price. The Company will not take, directly or indirectly, any action designed to cause or result in, or that has constituted or might reasonably be expected to constitute, the stabilization or manipulation of the price of any securities of the Company.

(j) Agreement Not to Conduct Additional Offerings. The Company hereby agrees that, without the prior written consent of the Managing Underwriter on behalf of the Underwriters, it will not, during the period ending 90 days after the date of the Final Prospectus (“Lock-Up Period”), (i) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, any shares of Common Stock or any securities convertible into or exercisable or exchangeable for Common Stock; or (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Common Stock, whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of Common Stock or such other securities, in cash or otherwise; or (iii) file any registration statement with the Commission relating to the offering of any shares of Common Stock or any securities convertible into or exercisable or exchangeable for Common Stock. The restrictions contained in the preceding sentence shall not apply to (1) the Shares to be sold hereunder, (2) the issuance of shares pursuant to the Company’s existing equity incentive plan or director stock option plan that are exercisable during such Lock-Up Period, (3) any registration effected on Form S-8 or on any successor form relating to shares of the Company’s Common Stock or options to purchase its Common Stock, other stock awards or Common Stock upon exercise of options or other stock awards, pursuant to any stock option, stock bonus or other stock plan or arrangement described in the Disclosure Package and the Final Prospectus, (4) shares of Common Stock or securities exercisable for or convertible into shares of Common Stock in connection with a strategic partnership, licensing, joint venture, collaboration, lending or other similar arrangements, or in connection with the acquisition or license by the Company of any business, products or technologies; provided further, that in the case of each of clauses (3) and (4), such shares of Common Stock, options, other stock awards or securities exercisable for or convertible into shares of Common Stock shall not be re-sellable during the Lock-Up Period (including any extension thereof). Notwithstanding the foregoing, if (x) the Company issues an earnings release or material news, or a material event relating to the Company occurs, during the last 17 days of the Lock-Up Period, or (ii) prior to the expiration of the Lock-Up Period, the Company announces that it will release earnings results during the 16-day period beginning on the last day of the Lock-Up Period, the restrictions imposed by this clause shall continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the occurrence of the material news or material event, unless the Underwriters waive such extension in writing.

(k) Acknowledgment. The Company acknowledges that any advice given by the Underwriters to the Company is solely for the benefit and use of the Board of Directors of the Company and may not be used, reproduced, disseminated, quoted or referred to, without the Underwriters’ prior written consent.

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Section 6. Conditions of the Obligations of the Underwriters.

The obligations of the several Underwriters to purchase and pay for the Shares as provided herein on the Closing Date and, with respect to the Optional Shares, any Option Closing Date, shall be subject to the accuracy of the representations and warranties on the part of the Company set forth in Section 2 hereof as of the date hereof and as of the Closing Date as though then made and, with respect to the Optional Shares, as of any Option Closing Date as though then made, to the timely performance by the Company of its covenants and other obligations hereunder, and to each of the following additional conditions:

(a) Accountants’ Comfort Letters. On the date hereof, the Underwriters shall have received, and the Company shall have caused to be delivered to the Underwriters, a letter from each of Ernst & Young LLP (the independent registered public accounting firm of the Company) and BDO Seidman LLP (the former independent registered public accounting firm of the Company), addressed to the Underwriters and dated as of the date hereof, in form and substance reasonably satisfactory to the Underwriters. The letter shall not disclose any material adverse change in the financial condition, earnings, operations, business affairs or business prospects of the Company from that set forth in the Disclosure Package or the Final Prospectus.

(b) Compliance with Registration Requirements; No Stop Order; No Objection from FINRA. For the period from and after effectiveness of this Agreement and prior to the Closing Date, and with respect to the Optional Shares, any Option Closing Date:

(i) the Final Prospectus (in accordance with Rule 424(b)) and any Permitted Free Writing Prospectus shall have been duly filed with the Commission, as appropriate;

(ii) no stop order suspending the effectiveness of the Registration Statement or any part thereof shall have been issued and no proceeding for that purpose shall have been initiated or threatened by the Commission;

(iii) no order preventing or suspending the use of the Final Prospectus shall have been issued and no proceeding for that purpose shall have been initiated or threatened by the Commission;

(iv) no order having the effect of ceasing or suspending the distribution of the Shares or any other securities of the Company shall have been issued by any securities commission, securities regulatory authority or stock exchange and no proceedings for that purpose shall have been instituted or shall be pending or, to the knowledge of the Company, contemplated by any securities commission, securities regulatory authority or stock exchange; and

(v) all requests for additional information on the part of the Commission shall have been complied with; and FINRA shall have raised no objection to the fairness and reasonableness of the underwriting terms and arrangements.

(c) No Material Adverse Change. Subsequent to the execution and delivery of this Agreement and prior to the Closing Date and, with respect to the Optional Shares, any Option Closing Date, in the sole judgment of the Managing Underwriter on behalf of the Underwriters, there shall not have occurred any Material Adverse Change.

(d) Opinion of Cooley Godward Kronish LLP. The Underwriters shall have received at each of the Closing Date and any Option Closing Date, the opinion of Cooley Godward Kronish LLP, counsel to the Company, dated as of the Closing Date and, with respect to the Optional Shares, at an Option Closing Date, addressed to the Underwriters, substantially in the form of Exhibit B hereto.

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(e) Opinion of Brownstein Hyatt Farber Schreck, P.C. The Underwriters shall have received at each of the Closing Date and any Option Closing Date, the opinion of Brownstein Hyatt Farber Schreck, P.C., special Nevada counsel to the Company, dated as of the Closing Date and, with respect to the Optional Shares, at an Option Closing Date, addressed to the Underwriters, substantially in the form of Exhibit C hereto.

(f) Officers’ Certificate. The Underwriters shall have received on the Closing Date and any Option Closing Date, a certificate of the Company, dated as of such Closing Date or Option Closing Date, as applicable, signed by the Chief Executive Officer and Chief Financial Officer of the Company, to the effect that:

(i) The representations and warranties of the Company in this Agreement are true and correct, as if made on and as of such Closing Date or Option Closing Date, as applicable, and the Company has complied with all the agreements and satisfied all the conditions on its part to be performed or satisfied at or prior to such Closing Date or Option Closing Date, as applicable;

(ii) No stop order suspending the effectiveness of the Registration Statement or the use of the Final Prospectus has been issued and no proceedings for that purpose have been instituted or are pending or, to the Company’s knowledge, threatened under the Act; no order having the effect of ceasing or suspending the distribution of the Shares or any other securities of the Company has been issued by any securities commission, securities regulatory authority or stock exchange in the United States and no proceedings for that purpose have been instituted or are pending or, to the knowledge of the Company, contemplated by any securities commission, securities regulatory authority or stock exchange in the United States; and

(iii) They have reviewed the Registration Statement, the Disclosure Package and the Final Prospectus and, in their opinion, (A) when the Registration Statement became effective, at the Sale Time, and at all times subsequent thereto up to the delivery of such certificate, the Registration Statement, the Disclosure Package and the Final Prospectus, when such documents became effective or were filed with the Commission, contained all material information required to be included therein by the Act and the Exchange Act and the applicable rules and regulations of the Commission thereunder, as the case may be, and in all material respects conformed to the requirements of the Act and the Exchange Act and the applicable rules and regulations of the Commission thereunder, as the case may be, (B) as of the Closing Date (and, with respect to the Optional Shares, at an Option Closing Date) and the time and delivery of this Agreement, the Registration Statement, the Disclosure Package and the Final Prospectus, if any, did not and do not include any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading (provided, however, that the preceding representations and warranties contained in this paragraph (iii) shall not apply to any statements or omissions made in reliance upon and in conformity with information furnished in writing to the Company by any Underwriter expressly for use therein) and, (C) since the time and delivery of this Agreement, there has occurred no event required by the Act and the rules and regulations of the Commission thereunder to be set forth in a supplement or otherwise required an amendment to the Disclosure Package or the Final Prospectus which has not been so set forth.

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(g) Accountants’ Bring-down Comfort Letters. On the Closing Date and any Option Closing Date, the Underwriters shall have received a letter from each of Ernst & Young LLP and BDO Seidman LLP dated as of the Closing Date or Option Closing Date, in form and substance reasonably satisfactory to the Underwriters and to the effect that they each reaffirm the statements they each made in their respective letters furnished to the Underwriters pursuant to subsection (a) of this Section 6, except that the specified date referred to therein for the carrying out of procedures shall be no more than three business days prior to the Closing Date or such Option Closing Date.

(h) Stock Exchange Listing. The Common Stock shall be registered under the Exchange Act and shall be listed on Nasdaq, and the Company shall not have taken any action designed to terminate, or likely to have the effect of terminating, the registration of the Common Stock under the Exchange Act or delisting or suspending from trading the Common Stock from Nasdaq, nor shall the Company have received any information suggesting that the Commission or Nasdaq is contemplating terminating such registration or listing.

(i) Lockup Agreements with Directors and Officers. The “lock up” agreements, each substantially in the form of Exhibit D hereto, between the Underwriters and the officers and directors of the Company listed on Exhibit E hereto relating to sales and certain other dispositions of shares of Common Stock or certain other securities, delivered to the Underwriters on or before the Closing Date, shall be in full force and effect on each Closing Date and any Option Closing Date.

(j) Additional Documents. On or before each of the Closing Date and any Option Closing Date, the Underwriters and counsel for the Underwriters shall have received such information and documents as they may reasonably require for the purposes of enabling them to pass upon the issuance and sale of the Shares as contemplated herein, or in order to evidence the accuracy of any of the representations and warranties, or the satisfaction of any of the conditions or agreements, herein contained.

The Managing Underwriter, on behalf of the Underwriters, may terminate this Agreement by notice given to the Company, if after the execution and delivery of this Agreement and prior to a Closing Date or Option Closing Date: (1)(a) trading generally shall have been suspended or materially limited on, or by, as the case may be, any of the New York Stock Exchange, the American Stock Exchange, the Nasdaq Global Market, the Chicago Board of Options Exchange, the Chicago Mercantile Exchange or the Chicago Board of Trade, (b) trading of any securities of the Company shall have been suspended on any exchange or in any over the counter market, (c) a material disruption in securities settlement, payment or clearance services in the United States shall have occurred, (d) any moratorium on commercial banking activities shall have been declared by Federal or New York State, Nevada or California authorities or (e) there shall have occurred any outbreak or escalation of hostilities, or any change in financial markets or any calamity or crisis that, in the Managing Underwriter’s judgment, is material and adverse and which, singly or together with any other event specified in this clause (e), makes it, in the Managing Underwriter’s judgment, impracticable or inadvisable to proceed with the offer, sale or delivery of the Shares on the Closing Date or an Option Closing Date, as the case may be, on the terms and in the manner contemplated in the Final Prospectus or (2) if any condition specified in this Section 6 is not satisfied when and as required to be satisfied. Any termination pursuant to the forgoing clauses (1) or (2) shall be without liability on the part of any party to any other party, except that Section 7 (Payment of Expenses), Section 8 (Reimbursement of Underwriters’ Expenses), Section 9 (Indemnification and Contribution) and Section 10 (Representations and Indemnities to Survive Delivery) shall at all times be effective and shall survive such termination.

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Section 7. Payment of Expenses.

The Company agrees to pay all costs, fees and expenses incurred by the Company in connection with the performance of its obligations hereunder and in connection with the transactions contemplated hereby, including, without limitation: (i) all expenses incident to the issuance, delivery and qualification of the Shares (including all printing and engraving costs); (ii) all fees and expenses of the registrar and transfer agent of the Common Stock; (iii) all necessary issue, transfer and other stamp taxes in connection with the issuance and sale of the Shares; (iv) all fees and expenses of the Company’s counsel, independent public or certified public accountants and other advisors; (v) all costs and expenses incurred in connection with the preparation, printing, filing, shipping and distribution of the Registration Statement (including financial statements, exhibits, schedules, consents and certificates of experts), any Preliminary Prospectus and the Final Prospectus, and all amendments and supplements thereto, and this Agreement; (vi) all filing fees, reasonable attorneys’ fees and expenses incurred by the Company or the Underwriters in connection with qualifying or registering (or obtaining exemptions from the qualification or registration of) all or any part of the Shares for offer and sale under the state securities or blue sky laws or the securities laws of any other country, and, if requested by the Underwriters, preparing and printing a “Blue Sky Survey,” an “International Blue Sky Survey” or other memorandum, and any supplements thereto, advising the Underwriters of such qualifications, registrations and exemptions in an amount not to exceed $15,000; (vii) if applicable, the filing fees incident to, and the reasonable fees and expenses of counsel for the Underwriters in connection with, the review and approval by FINRA of the Underwriters’ participation in the offering and distribution of the Shares; (viii) the fees and expenses associated with including the Shares on Nasdaq; (ix) all costs and expenses incident to the travel and accommodation of the Company’s employees on the “roadshow,” if any; and (x) all other fees, costs and expenses referred to in Part II of the Registration Statement.

Section 8. Reimbursement of Underwriters’ Expenses.

At each Closing Date and Option Closing Date or if this Agreement is terminated by the Underwriters or a closing hereunder is not consummated on any Closing Date or Option Closing Date because of any failure of any of the conditions of this Agreement, then the Company shall reimburse the Underwriters, upon demand, for all reasonable out-of-pocket expenses that shall have been incurred by the Underwriters in connection with the proposed purchase and sale of the Shares, including, but not limited to, reasonable attorneys’ fees and disbursements, printing expenses, reasonable travel and accommodation expenses, postage, and facsimile and telephone charges; provided that any amounts in excess of $70,000 shall be reimbursed by the Company upon its prior consent which consent shall not be unreasonably withheld.

Section 9. Indemnification and Contribution.

(a) Indemnification of the Underwriter. The Company agrees to indemnify and hold harmless each Underwriter, its officers and employees, and each person, if any, who controls any Underwriter within the meaning of Section 15 of the Act or Section 20 of the Exchange Act against any loss, claim, damage, liability or expense, as incurred, to which such Underwriter or such controlling person may become subject, under the Act, the Exchange Act, or other federal or state statutory law or regulation, or at common law or otherwise, insofar as such loss, claim, damage, liability or expense (or actions in respect thereof as contemplated below) arises out of or is based: (i) upon any untrue statement or alleged untrue statement of a material fact contained in the Registration Statement, or any amendment thereto, including any information deemed to be a part thereof pursuant to Rule 430B or Rule 430C under the Act, or the omission or alleged omission therefrom of a material fact required to be stated therein or necessary to make the statements therein not misleading; (ii) upon any untrue statement or alleged untrue statement of a material fact contained in any Issuer Free Writing Prospectus, any Preliminary Prospectus or the Final Prospectus (or any amendment or supplement thereto) or any “road show” (as defined in Rule 433 under the Act) not constituting an Issuer Free Writing Prospectus (a “Non-IFWP Road Show”), or the omission or alleged omission therefrom of a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; (iii) in whole or in part upon any inaccuracy in the representations and warranties of the

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Company contained herein; (iv) in whole or in part upon any failure of the Company to perform its obligations hereunder or under law; or (v) upon any act or failure to act or any alleged act or failure to act by the Underwriter in connection with, or relating in any manner to, the Shares or the Offering contemplated hereby, and which is included as part of or referred to in any loss, claim, damage, liability or action arising out of or based upon any matter covered by clause (i) through (iv) above, provided that the Company shall not be liable under this clause (v) to the extent that a court of competent jurisdiction shall have determined by a final judgment that such loss, claim, damage, liability or action resulted directly from any such acts or failures to act undertaken or omitted to be taken by any Underwriter through its bad faith or willful misconduct; and to reimburse each Underwriter and each such controlling person for any and all expenses (including the reasonable fees and disbursements of counsel chosen by the Underwriters) as such expenses are incurred by such Underwriter or such controlling person in connection with investigating, defending, settling, compromising or paying any such loss, claim, damage, liability, expense or action; provided, however, that the foregoing indemnity agreement shall not apply to any loss, claim, damage, liability or expense to the extent, but only to the extent, arising out of or based upon any untrue statement or alleged untrue statement or omission or alleged omission made in reliance upon and in conformity with written information furnished to the Company by any Underwriter expressly for use in the Registration Statement, any Preliminary Prospectus, any Issuer Free Writing Prospectus or the Final Prospectus (or any amendment or supplement thereto).

(b) Indemnification of the Company, its Directors and Officers. Each Underwriter, severally and not jointly, agrees to indemnify and hold harmless the Company, each of its directors, each of its officers who signed the Registration Statement, and each person, if any, who controls the Company within the meaning of the Act or the Exchange Act, against any loss, claim, damage, liability or expense, as incurred, to which the Company, or any such director, officer, or controlling person may become subject, under the Act, the Exchange Act, or other federal, state statutory law or regulation, or at common law or otherwise, insofar as such loss, claim, damage, liability or expense (or actions in respect thereof as contemplated below) arises out of or is based upon any untrue or alleged untrue statement of a material fact contained in the Registration Statement, any Issuer Free Writing Prospectus, any Preliminary Prospectus or the Final Prospectus (or any amendment or supplement thereto) of any Non-IFWP Road Show, or arises out of or is based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, in each case to the extent, but only to the extent, that such untrue statement or alleged untrue statement or omission or alleged omission was made in the Registration Statement, any Issuer Free Writing Prospectus, any Preliminary Prospectus or the Final Prospectus (or any amendment or supplement thereto) or any Non-IFWP Road Show, in reliance upon and in conformity with written information furnished to the Company by any Underwriter expressly for use therein (as identified in (c) below); and to reimburse the Company, or any such director, officer, or controlling person for any legal and other expense reasonably incurred by the Company, or any such director, officer or controlling person, in connection with investigating, defending, settling, compromising or paying any such loss, claim, damage, liability, expense or action. The indemnity agreement set forth in this Section 9(b) shall be in addition to any liabilities that each Underwriter may otherwise have.

(c) Information Provided by the Underwriters. The Company and each person, if any, who controls the Company within the meaning of Section 15 of the Act or Section 20 of the Exchange Act, hereby acknowledges that the only information that each Underwriter has furnished to the Company expressly for use in the Registration Statement, any Issuer Free Writing Prospectus, any Preliminary Prospectus or the Final Prospectus (or any amendment or supplement thereto) or any Non-IFWP Road Show are the statements regarding such Underwriter set forth in the seventh, eighth and ninth paragraphs under the caption “Underwriting” in the Final Prospectus and the Underwriters confirm that such statements in such paragraphs are correct.

20.

(d) Notifications and Other Indemnification Procedures. Promptly after receipt by an indemnified party under this Section 9 of notice of the commencement of any action, such indemnified party will, if a claim in respect thereof is to be made against an indemnifying party under this Section 9, notify the indemnifying party in writing of the commencement thereof, but the omission so to notify the indemnifying party will not relieve it from any liability, which it may have to any indemnified party for contribution to the extent it is not prejudiced as a proximate result of such failure. In case any such action is brought against any indemnified party and such indemnified party seeks or intends to seek indemnity from an indemnifying party, the indemnifying party will be entitled to participate in, and, to the extent that it shall elect, jointly with all other indemnifying parties similarly notified, by written notice delivered to the indemnified party promptly after receiving the aforesaid notice from such indemnified party, to assume the defense thereof with counsel reasonably satisfactory to such indemnified party; provided, however, if the defendants in any such action include both the indemnified party and the indemnifying party and the indemnified party shall have reasonably concluded that a conflict may arise between the positions of the indemnifying party and the indemnified party in conducting the defense of any such action or that there may be legal defenses available to it and/or other indemnified parties which are different from or additional to those available to the indemnifying party, the indemnified party or parties shall have the right to select separate counsel to assume such legal defenses and to otherwise participate in the defense of such action on behalf of such indemnified party or parties. Upon receipt of notice from the indemnifying party to such indemnified party of such indemnifying party’s election so to assume the defense of such action and approval by the indemnified party of counsel, the indemnifying party will not be liable to such indemnified party under this Section 9 for any legal or other expenses subsequently incurred by such indemnified party in connection with the defense thereof unless: (i) the indemnified party shall have employed separate counsel in accordance with the proviso to the preceding sentence (it being understood, however, that the indemnifying party shall not be liable for the expenses of more than one separate counsel (together with local counsel), approved by the indemnifying party), representing the indemnified parties who are parties to such action); (ii) the indemnifying party shall not have employed counsel satisfactory to the indemnified party to represent the indemnified party within a reasonable time after notice of commencement of the action; or (iii) the indemnifying party has authorized the employment of counsel for the indemnified party at the expense of the indemnifying party, in each of which cases the fees and expenses of counsel shall be at the expense of the indemnifying party.

(e) Settlements. The indemnifying party under this Section 9 shall not be liable for any settlement of any proceeding effected without its written consent, which consent shall not be unreasonably withheld, but if settled with such consent or if there be a final judgment for the plaintiff, the indemnifying party agrees to indemnify the indemnified party against any loss, claim, damage, liability or expense by reason of such settlement or judgment. Notwithstanding the foregoing sentence, if at any time an indemnified party shall have requested an indemnifying party to reimburse the indemnified party for fees and expenses of counsel as contemplated by Section 9(d) hereof, the indemnifying party agrees that it shall be liable for any settlement of any proceeding effected without its written consent if (i) such settlement is entered into more than 45 days after the receipt by such indemnifying party of the aforesaid request, and (ii) such indemnifying party shall have not reimbursed such indemnified party in accordance with such request prior to the date of such settlement. No indemnifying party shall, without the prior written consent of the indemnified party, effect any settlement, compromise or consent to the entry of judgment in any pending or threatened action, suit or proceeding in respect of which any indemnified party is or could have been a party and indemnity was or could have been sought hereunder by such indemnified party, unless such settlement, compromise or consent includes: (A) an unconditional release of such indemnified party from all liability on claims that are the subject matter of such action, suit or proceeding; and (B) does not include a statement as to or an admission of fault, culpability or a failure to act by or on behalf of any indemnified party.

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(f) Contribution. If the indemnification provided for in this Section 9 is for any reason held to be unavailable to or otherwise insufficient to hold harmless an indemnified party in respect of any losses, claims, damages, liabilities or expenses (or actions or proceedings in respect thereof) referred to therein, then each indemnifying party shall contribute to the aggregate amount paid or payable by such indemnified party, as incurred, as a result of any losses, claims, damages, liabilities or expenses (or actions or proceedings in respect thereof) referred to therein (i) in such proportion as is appropriate to reflect the relative benefits received by the Company, on the one hand, and the Underwriters, on the other hand, from the Offering of the Shares pursuant to this Agreement, or (ii) if the allocation provided by clause (i) above is not permitted by applicable law, in such proportion as is appropriate to reflect not only such relative benefits but also the relative fault of the Company, on the one hand, and the Undewriters, on the other hand, in connection with the statements or omissions or the inaccuracies in the representations and warranties herein that resulted in such losses, claims, damages, liabilities or expenses (or actions or proceedings in respect thereof), as well as any other relevant equitable considerations. The relative benefits received by the Company, on the one hand, and the Underwriters, on the other hand, in connection with the Offering of Shares pursuant to this Agreement shall be deemed to be in the same respective proportions as the total net proceeds from such Offering of Shares pursuant to this Agreement (before deducting expenses) received by the Company, and the total Underwriter fees received by the Underwriters, in each case as set forth on the cover page of the Final Prospectus bear to the aggregate offering price of the Shares set forth on such cover. The relative fault of the Company, on the one hand, and the Underwriters, on the other hand, shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact or any such inaccurate or alleged inaccurate representation or warranty relates to information supplied by the Company, on the one hand, or the Underwriters, on the other hand, and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.

The amount paid or payable by a party as a result of the losses, claims, damages, liabilities and expenses referred to above shall be deemed to include, subject to the limitations set forth in Section 9(d) above, any legal or other fees or expenses reasonably incurred by such party in connection with investigating or defending any action or claim. The provisions set forth in Section 9(d) with respect to notice of commencement of any action shall apply if a claim for contribution is to be made under this Section 9(f); provided, however, that no additional notice shall be required with respect to any action for which notice has been given under Section 9(d) for purposes of indemnification.

The Company and the Underwriters agree that it would not be just and equitable if contributions pursuant to this Section 9(f) were determined by pro rata allocation or by any other method of allocation which does not take account of the equitable considerations referred to above in this Section 9(f). Notwithstanding the provisions of this Section 9(f): (i) no Underwriter shall not be required to contribute any amount in excess of the amount of the Underwriter commissions actually received by such Underwriter pursuant to this Agreement; and (ii) no person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation. The Underwriters’ respective obligations to contribute pursuant to this Section 9 are several in proportion to the respective number of Shares they have purchased hereunder, and not joint.

(g) Default of One or More of the Several Underwriters. If, on the Closing Date or an Option Closing Date, as the case may be, any one or more Underwriter shall fail or refuse to purchase Shares that it has or they have agreed to purchase hereunder on such date, and the aggregate number of Shares which such defaulting Underwriter agreed but failed or refused to purchase is not more than one tenth of the aggregate number of the Shares to be purchased on such date, the other Underwriter shall be obligated to purchase the Shares which the defaulting Underwriter agreed but failed or refused to purchase on such date; provided that in no event shall the

22.

number of Shares that any Underwriter has agreed to purchase pursuant to this Agreement be increased pursuant to this clause (g) by an amount in excess of one ninth of such number of Shares without the written consent of such Underwriter. If, on the Closing Date, any Underwriter shall fail or refuse to purchase Firm Shares and the aggregate number of Firm Shares with respect to which such default occurs is more than one tenth of the aggregate number of Firm Shares to be purchased on such date, and arrangements satisfactory to the Managing Underwriter and the Company for the purchase of such Firm Shares are not made within 36 hours after such default, this Agreement shall terminate without liability on the part of any non-defaulting Underwriter or the Company except that the provisions of Section 9 shall at all times be effective and shall survive such termination. In any such case either the Managing Underwriter or the Company shall have the right to postpone the Closing Date, but in no event for longer than seven days, in order that the required changes, if any, in the Registration Statement, in the Disclosure Package and the Final Prospectus or in any other documents or arrangements may be effected. If, on an Option Closing Date, any Underwriter shall fail or refuse to purchase Optional Shares and the aggregate number of Optional Shares with respect to which such default occurs is more than one-tenth of the aggregate number of Optional Shares to be purchased on such Option Closing Date, the non-defaulting Underwriter shall have the option to (i) terminate their obligation hereunder to purchase the Optional Shares to be sold on such Option Closing Date or (ii) purchase not less than the number of Optional Shares that such non-defaulting Underwriters would have been obligated to purchase in the absence of such default. Any action taken under this paragraph shall not relieve any defaulting Underwriter from liability in respect of any default of such Underwriter under this Agreement.

(h) Timing of Any Payments of Indemnification. Any losses, claims, damages, liabilities or expenses for which an indemnified party is entitled to indemnification or contribution under this Section 9 shall be paid by the indemnifying party to the indemnified party as such losses, claims, damages, liabilities or expenses are incurred, but in all cases, within 45 days of invoice to the indemnifying party.

(i) Acknowledgements of Parties. The parties to this Agreement hereby acknowledge that they are sophisticated business persons who were represented by counsel during the negotiations regarding the provisions hereof including, without limitation, the provisions of this Section 9, and are fully informed regarding said provisions. They further acknowledge that the provisions of this Section 9 fairly allocate the risks in light of the ability of the parties to investigate the Company and its business in order to assure that adequate disclosure is made in the Registration Statement, the Disclosure Package and the Final Prospectus as required by the Act and the Exchange Act.

Section 10. Representations and Indemnities to Survive Delivery.

The respective indemnities, agreements, representations, warranties and other statements of the Company or any person controlling the Company, of its officers, and of the Underwriter set forth in or made pursuant to this Agreement will remain in full force and effect, regardless of any investigation made by or on behalf of the Underwriters, the Company, or any of its or their partners, officers or directors or any controlling person, as the case may be, and will survive delivery of and payment for the Shares sold hereunder and any termination of this Agreement.

23.

Section 11. Notices.

All communications hereunder shall be in writing and shall be mailed, hand delivered or telecopied and confirmed to the parties hereto as follows:

If to the Underwriters:

Roth Capital Partners, LLC

24 Corporate Plaza

Newport Beach, California 92660

Facsimile: (949) 720-7223

Attention: Managing Director

With a copy to:

Sterne, Agee & Leach, Inc.

800 Shades Creek Parkway, Suite 700

Birmingham, AL 35209

Telephone: (205) 949-3623

rmedo@sterneagee.com

Attn: Ryan Medo

and

DLA Piper US LLP

2415 East Camelback Road

Suite 700

Phoenix, Arizona 85016-4245

Facsimile: (816) 480 606-5101

Attention: David P. Lewis, Esq.

If to the Company:

Progressive Gaming International Corporation

920 Pilot Road

Las Vegas, Nevada 89119

Facsimile: (702) 896-2461

Attention: Chief Executive Officer

With a copy to:

Cooley Godward Kronish LLP

4401 Eastgate Mall

San Diego, California 92121

Facsimile: (858) 550-6420

Attention: Steven M. Przesmicki, Esq.

Any party hereto may change the address for receipt of communications by giving written notice to the others.

24.

Section 12. Successors.

This Agreement will inure to the benefit of and be binding upon the parties hereto, and to the benefit of the employees, officers and directors and controlling persons referred to in Section 9 hereof, and to their respective successors, and personal representative, and no other person will have any right or obligation hereunder. Unless expressly stated herein, this Agreement shall be solely for the benefit of the Company and the Underwriters and no other person or entity shall be a third party beneficiary hereof.

Section 13. Partial Unenforceability.

The invalidity or unenforceability of any section, paragraph or provision of this Agreement shall not affect the validity or enforceability of any other section, paragraph or provision hereof. If any Section, paragraph or provision of this Agreement is for any reason determined to be invalid or unenforceable, there shall be deemed to be made such minor changes (and only such minor changes) as are necessary to make it valid and enforceable.

Section 14. Governing Law Provisions.

(a) Governing Law. This agreement shall be governed by and construed in accordance with the internal laws of the state of California applicable to agreements made and to be performed in such state.

(b) Consent to Jurisdiction. Any legal suit, action or proceeding arising out of or based upon this Agreement or the transactions contemplated hereby (“Related Proceedings”) may be instituted in the federal courts of the United States of America located in Orange County or Los Angeles County, California, or the courts of the State of California in each case located in Orange County or Los Angeles County (collectively, the “Specified Courts”), and each party irrevocably submits to the exclusive jurisdiction (except for proceedings instituted in regard to the enforcement of a judgment of any such court (a “Related Judgment”), as to which such jurisdiction is non-exclusive) of such courts in any such suit, action or proceeding. Service of any process, summons, notice or document by mail to such party’s address set forth above shall be effective service of process for any suit, action or other proceeding brought in any such court. The parties irrevocably and unconditionally waive any objection to the laying of venue of any suit, action or other proceeding in the Specified Courts and irrevocably and unconditionally waive and agree not to plead or claim in any such court that any such suit, action or other proceeding brought in any such court has been brought in an inconvenient forum.

Section 15. General Provisions.

(a) This Agreement constitutes the entire agreement of the parties to this Agreement and supersedes all prior written or oral and all contemporaneous oral agreements, understandings and negotiations with respect to the subject matter hereof. This Agreement may be executed in two or more counterparts, each one of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement may not be amended or modified unless in writing by all of the parties hereto, and no condition herein (express or implied) may be waived unless waived in writing by each party whom the condition is meant to benefit. Section headings herein are for the convenience of the parties only and shall not affect the construction or interpretation of this Agreement.

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(b) The Company acknowledges that in connection with the offering of the Shares: (i) each Underwriter has acted at arms length, is not agent of, and owes no fiduciary duties to the Company or any other person, (ii) each Underwriter owes the Company only those duties and obligations set forth in this Agreement and (iii) each Underwriter may have interests that differ from those of the Company. The Company waives to the full extent permitted by applicable law any claims it may have against each Underwriter arising from an alleged breach of fiduciary duty in connection with the offering of the Shares.

[The remainder of this page has been intentionally left blank.]

26.

If the foregoing is in accordance with your understanding of our agreement, please sign below whereupon this instrument, along with all counterparts hereof, shall become a binding agreement in accordance with its terms.

Very truly yours,

PROGRESSIVE GAMING INTERNATIONAL CORPORATION, a Nevada corporation

By:	/s/ Heather A. Rollo
Name: Heather A. Rollo
Title: CFO

The foregoing Underwriting Agreement is hereby confirmed and accepted as of the date first above written.

ROTH CAPITAL PARTNERS, LLC

By:	/s/ Aaron M. Gurewitz
Name: Aaron M. Gurewitz
Title: Managing Director, Equity Capital Markets

STERNE, AGEE & LEACH, INC.

By:	/s/ Ryan Medo
Name: Ryan Medo
Title: Managing Director

27.

SCHEDULE A

Underwriters	Number of Firm Shares to be Purchased
Roth Capital Partners, LLC	19,000,000
Sterne, Agee & Leach, Inc.	1,000,000
Total	20,000,000

28.

SCHEDULE I

ISSUER FREE WRITING PROSPECTUS

Issuer Free Writing Prospectus filed on November 13, 2007

(SEC File Nos. 333-146836 and 333-147307)

29.

Exhibit A

Wire Instructions for Delivery and Payment of Firm Shares

1.	Payment to Ableco Finance LLC

An amount that is equal to the amount required to make payment in full of all amounts outstanding under that certain Amended and Restated Financing Agreement dated as of August 4, 2006 by and among the Company and the signatories thereto (the “Ableco Agreement”, shall be deposited to an account designated by Ableco Finance LLC, a Delaware limited liability company (“Ableco”), as collateral agent and administrative agent for the Lenders under the Ableco Agreement.

2.	Payment to Trustee $15,089,062.50

Amount:	$15,089,062.50
Bank Name:	US Bank N.A.
ABA No.:	091000022
A/C No.:	170225065979
OBI:	TFM Department
Reference:	33394030 FTREGI 26368
Attn:	Dennis Korn
651-495-3802
Purpose:	Payment under Progressive Gaming International Corporation f/k/a Mikohn Gaming Corp. 11.875% Senior Secured Notes Due 2008

3.	Deposit of Net Offering Proceeds to PGIC

After deducting for items (1) and (2) above, the remainder of the proceeds from the Offering shall be deposited into the Company’s account in accordance with the following wire instructions:

Bank Name:	Wells Fargo Bank, N.A.
Bank Address:	3800 Howard Hughes Parkway, 4th Floor
Las Vegas, NV 89109
Beneficiary Name:	Progressive Gaming International Corporation
Beneficiary Address:	920 Pilot Road, Las Vegas, NV 89119
ABA No.:	121000248
A/C No.:	6631523233
SWIFT:	WFBIUS6S
Purpose:	Payment of Net Offering Proceeds

30.

Exhibit B

Form of Opinion of Cooley Godward Kronish LLP

1. Progressive Games, Inc., a Delaware corporation (“PGI”), has been duly incorporated and is validly existing as a corporation in good standing. Viking Merger Subsidiary, LLC (“Viking”), a Delaware limited liability company, has been duly formed and is validly existing as a limited liability corporation in good standing. Primeline Gaming Technologies, Inc., a California corporation (“Primeline” and, together with PGI and Viking, the “Subsidiaries” and each, a “Subsidiary”), has been duly incorporated and is validly existing as a corporation in good standing.

2. Each Subsidiary has the requisite corporate or limited liability power, as applicable, to own or lease, as the case may be, and to operate its properties, own its assets and conduct its business as described in the Disclosure Package and the Final Prospectus.

3. The Company is duly qualified to do business as a foreign corporation and is in good standing under the laws of the states identified on Appendix A hereof.

4. Except as disclosed in the Disclosure Package and the Final Prospectus, as of the dates stated therein, the holders of outstanding shares of capital stock of the Company are not entitled to rights of first refusal or other similar rights to subscribe for the Shares under the Reviewed Contracts.

5. The issuance and sale of the Shares pursuant to the Agreement will not (i) result in a breach or violation of the charter or bylaws of any Subsidiary, (ii) result in the termination or modification of, or a material breach of or default (or an event that, with notice or lapse of time or both, would result in a default) under, the terms of any Reviewed Contract; (iii) violate or conflict with any statute, law, rule, or regulation (other than any gaming related statutes, laws, rules or regulations with respect to which we express no opinion) which, in our experience is typically applicable to transactions of the nature contemplated by the Agreement and is applicable to the Company, the breach or violation of which would materially and adversely affect the Company, or (iv) violate or conflict with any order, writ, judgment, injunction, decree, or award that has been entered against the Company and of which we are aware.

6. The Registration Statement has become effective under the Act; no stop order suspending the effectiveness of the Registration Statement has been issued and no proceedings for that purpose have been instituted or overtly threatened. Any required filing of the Final Prospectus and any supplement thereto pursuant to Rule 424(b) promulgated under the Act, has been made in the manner and within the time period required by Rule 424(b).

7. The Registration Statement, each document deemed to be part of the Disclosure Package, and the Final Prospectus, each as of their respective effective or issue dates (other than the financial statements and notes thereto or other financial or statistical data derived therefrom, as to which we express no opinion) comply as to form in all material respects with the applicable requirements of the Act and the rules and regulations promulgated thereunder.

8. To our knowledge, there is (i) no action, suit or proceeding by or before any court or other governmental agency, authority or body or any arbitrator pending or overtly threatened against the Company or any Subsidiary or any of their respective properties by a third party of a character required to be disclosed in the Registration Statement or the Disclosure Package that is not disclosed therein as required by the Act and the rules promulgated thereunder, and (ii) no indenture, contract, lease, mortgage, deed of trust, note agreement, loan or other agreement or instrument of a character required to filed as an exhibit to the Registration Statement, which is not filed as required by the Act and the rules promulgated thereunder.

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9. No consent, approval, authorization or filing with or order of any United States federal or California court or governmental agency or body having jurisdiction over the Company is required for the consummation by the Company of the transactions contemplated by the Agreement (other than any gaming related statutes, laws, rules or regulations with respect to which we express no opinion), (a) except such as have been obtained under the Act and (b) except such as may be required under state securities or blue sky laws of any jurisdiction in connection with the purchase and distribution of the Shares by the Underwriters in the manner contemplated in the Agreement and in the Final Prospectus, or under the bylaws, rules and regulations of the FINRA.

10. The Company is not, and, after giving effect to the offering and sale of the Shares and the application of the proceeds thereof as described in the Final Prospectus, will not be, an “investment company” as such term is defined in the 1940 Act.

11. To our knowledge, all rights known to us to register the resales of shares of common stock or other securities of the Company, because of the filing of the Registration Statement by the Company, have, with respect to the offering contemplated thereby, been waived or such rights have expired by reason of lapse of time following notification of the Company’s intent to file the Registration Statement.

***********************

In connection with the preparation of the Disclosure Package and the Final Prospectus Supplement, we have participated in conferences with officers and other representatives of the Company and with its independent registered public accounting firms, as well as with representatives of the Underwriters and their counsel. At such conferences, the contents of the Registration Statement, the Disclosure Package and the Final Prospectus and related matters were discussed. We have not independently verified, and accordingly are not confirming and assume no responsibility for, the accuracy, completeness or fairness of the statements contained in the Registration Statement, the Disclosure Package or the Final Prospectus. On the basis of the foregoing, no facts have come to our attention that have caused us to believe (i) that the Registration Statement (except as to the financial statements and schedules, related notes and other financial data and statistical data derived therefrom, as to which we express no comment) at the date and time that the Registration Statement or any such amendments became effective contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein not misleading, (ii) that the Disclosure Package (except as to the financial statements and schedules, related notes and other financial data and statistical data derived therefrom, as to which we express no comment) as of the Sale Time contained any untrue statement of a material fact or omitted to state a material fact necessary, in order to make the statements therein, in light of the circumstances under which they were made, not misleading, or (iii) that the Final Prospectus (except as to the financial statements and schedules, related notes and other financial data and statistical data derived therefrom, as to which we express no comment) as of its date or as of the Closing Date contained or contains any untrue statement of a material fact or omitted or omits to state a material fact necessary, in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

This opinion is intended for the sole benefit of the Underwriters and may not be made available to or relied upon by any other person, firm or entity without our prior written consent. This opinion is limited to the matters expressly set forth in this letter, and no opinion has been implied, or may be inferred, beyond the matters expressly stated. This opinion speaks only as to law and facts in effect or existing as of the date hereof and we undertake no obligation or responsibility to update or supplement this opinion to reflect any facts or circumstances that may hereafter come to our attention or any changes in any law that may hereafter occur.

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APPENDIX A

This list will only include the states for which Cooley Godward Kronish LLP can obtain good standing certificates at the Closing Date and, with respect to any opinion delivered at an Option Closing Date, will include only the states for which Cooley Godward Kronish LLP can obtain good standing certificates on or prior to such Option Closing Date.

Arizona Arkansas California Colorado Connecticut Delaware Illinois Indiana Iowa Kansas Louisiana Maine Michigan	Minnesota Mississippi Missouri Montana New Jersey New Mexico New York North Dakota Oregon Pennsylvania South Dakota Washington Wisconsin

APPENDIX B

1.	Letter Agreement, dated June 13, 2005, by and between the Company and IGT.

2.	Product Development and Integration Agreement, dated June 13, 2005, by and among the Company, Shuffle Master, Inc. and IGT.

3.	Binding Memorandum of Understanding, dated June 13, 2005, by and between the Company and IGT.

4.	Non-Exclusive Patent License, dated June 13, 2005, by and among the Company, Shuffle Master, Inc., and IGT.

5.	Underwriting Agreement, dated November 4, 2005, by and among the Company, CIBC World Markets Corp., as representative of the underwriters named on Schedule I thereto, and the selling stockholders named in Schedule II thereto.

6.	Purchase Agreement, dated September 26, 2007, by and between the Company, Progressive Games, Inc. and each of their affiliates and subsidiaries and Shuffle Master, Inc.

7.	Software Distribution License Agreement, dated September 26, 2007, by and between the Company, its Affiliates and Shuffle Master, Inc.

8.	Securities Purchase Agreement, dated as of August 13, 2007, by and among the Company and the Investors identified on the signature pages thereto.

9.	Rights Agreement, dated June 14, 1999, by and between the Company and U.S. Stock Transfer Corporation, as the Rights Agent.

10.	Warrant Agreement, dated August 22, 2001, by and among the Company and Firstar Bank, N.A.

11.	Indenture, dated as of August 22, 2001, among the Company, its subsidiaries that are guarantors thereto and U.S. Bank National Association (as successor trustee to Firstar Bank), as Trustee.

12.	Guarantee, dated August 22, 2001, by and among the Guarantors named therein.

13.	Pledge and Security Agreement, dated August 22, 2001, by and among the Company, Firstar Bank, N.A. and the Guarantors named therein.

14.	Deed of Trust, Security Agreement and Fixture Filing with Assignment of Rents, dated August 22, 2001, by and among the Company, Stewart Title of Nevada and Firstar Bank, N.A.

15.	Trademark Security Agreement, dated August 22, 2001, by and between the Company and Firstar Bank, N.A.

16.	Patent Security Agreement, dated August 22, 2001, by and between the Company and Firstar Bank, N.A.

17.	Copyright Security Agreement, dated August 22, 2001, by and between the Company and Firstar Bank, N.A.

18.	Registration Rights Agreement, dated August 13, 2007, by and among the Company and the investors signatory thereto.

Exhibit C

Form of Opinion of Brownstein Hyatt Farber Schreck, P.C.

1. The Company has been duly incorporated and is validly existing as a corporation in good standing under the laws of the State of Nevada. Based solely on our review of the good standing certificate issued by the Nevada Secretary of State, Progressive Games is qualified to transact business and is in good standing as a foreign corporation under the laws of the State of Nevada.

2. The Company has the corporate power to own, lease and operate its properties and to conduct its business as described in the Registration Statement and the Prospectus.

3. The Company has the corporate power to execute and deliver the Underwriting Agreement and to perform its obligations thereunder.

4. Each of the Nevada Subsidiaries has been duly incorporated and is validly existing as a corporation in good standing under the laws of the State of Nevada, and has the corporate power to own, lease and operate its properties and to conduct its business as described in the Registration Statement and the Prospectus.

5. The number of authorized shares of capital stock of the Company is as set forth in the Prospectus Supplement under the caption “Capitalization”. The Shares to be issued and sold by the Company pursuant to the Underwriting Agreement have been duly authorized for issuance and sale to the Underwriters pursuant to the Underwriting Agreement and, when issued and delivered by the Company pursuant to the Underwriting Agreement against payment of the consideration set forth therein, will be validly issued, fully paid and non-assessable. The form of certificate used to evidence the Shares complies in all material respects with all applicable requirements of the NRS and with any applicable requirements of the Governing Documents.

6. Except as disclosed in the Registration Statement and the Prospectus, there are no preemptive or other rights to subscribe for or to purchase any securities of the Company pursuant to the Governing Documents or under the NRS.

7. The Underwriting Agreement has been duly authorized, executed and delivered by the Company.

8. The execution and delivery by the Company of, and the performance by the Company of its obligations under, the Underwriting Agreement, do not violate (a) the Governing Documents, (b) any Applicable Nevada Law or (c) any Applicable Nevada Order.

9. Except for the number of outstanding shares of Common Stock, the voting, dividend and liquidation rights and preferences of the Shares conform to the description thereof contained in Exhibit No. 1 to the Form 8-A filed by the Company with the SEC on November 2, 1993, under the caption “Description of the Capital Stock – Common Stock”, as such description is incorporated by reference in the Registration Statement and the Prospectus. The statements in Item 15 of Part II of the Registration Statement under the caption “Indemnification of Directors and Officers” have been reviewed by us and, insofar as such statements purport to constitute summaries of Nevada law, are fair summaries in all material respects.

10. No Nevada Governmental Approval is required in connection with (a) the execution and delivery by the Company of, and the performance by the Company of its obligations under, the Underwriting Agreement, or (b) the consummation of the transactions contemplated by the Underwriting Agreement and the Prospectus Supplement, except such as have been obtained and are in full force and effect.

As used herein, all references to (i) “Nevada Gaming Authorities” are to, collectively, the NGC and the NGCB; (ii) “statutes” generally, or “NRS”, are to the Nevada Revised Statutes as in effect on the date hereof; (iii) “Nevada Gaming Laws” are to the Nevada State Gaming Control Act, codified as Chapter 463 of the NRS and the regulations promulgated thereunder; (iv) “Applicable Nevada Law” are to those statutes, rules and regulations of the State of Nevada, including the Nevada Gaming Laws, which, in our experience, are customarily applicable both to transactions of the type contemplated by the Underwriting Agreement and to general business entities which are not engaged in regulated business activities other than gaming; (v) “Nevada Governmental Authorities” are to the Nevada Gaming Authorities and all governmental and regulatory authorities, bodies, instrumentalities and agencies and courts of the State of Nevada, excluding its political subdivisions and local agencies; (vi) “Applicable Nevada Order” are to any judgment, order or decree known to us to have been issued by any Nevada Governmental Authority under Applicable Nevada Law, presently in effect and by which the Company is bound or to which it is subject, and (vii) “Nevada Governmental Approval” are to any authorization, approval or consent of, notification to, or filing with, any Nevada Governmental Authority having jurisdiction over the Company, required to be made or obtained by the Company pursuant to Applicable Nevada Law.

Exhibit D

Form of Lock Up Agreement

November __, 2007

Roth Capital Partners, LLC

24 Corporate Plaza

Newport Beach, CA 92660

Ladies and Gentlemen:

The undersigned understands that Roth Capital Partners, LLC (the “RCP” or “Underwriter”) proposes to enter into an Underwriting Agreement (the “Underwriting Agreement”) with Progressive Gaming International Corporation, a Nevada corporation (the “Company”), providing for the public offering (the “Public Offering”) by the Underwriter of shares (the “Shares”) of the common stock, $0.10 par value per share, of the Company (the “Common Stock”).

To induce the underwriters that may participate in the Public Offering to continue their efforts in connection with the Public Offering, the undersigned hereby agrees that, without the prior written consent of RCP, it will not, during the period commencing on the date hereof and ending 90 days after the date of the final prospectus supplement relating to the Public Offering (the “Prospectus”) (the “Lock-Up Period”), (1) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, any shares of Common Stock or any securities convertible into or exercisable or exchangeable for Common Stock, or (2) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Common Stock, whether any such transaction described in clause (1) or (2) above is to be settled by delivery of Common Stock or such other securities, in cash or otherwise. The foregoing sentence shall not apply to (a) transactions relating to shares of Common Stock or other securities acquired in open market transactions after the completion of the Public Offering, provided that no filing under Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) shall be required or shall be voluntarily made in connection with subsequent sales of Common Stock or other securities acquired in such open market transactions, or (b) transfers of shares of Common Stock or any security convertible into Common Stock as a bona fide gift, by will or intestacy or to a family member or trust for the benefit of a family member; provided that in the case of any transfer or distribution pursuant to clause (b), (i) each donee or distributee shall sign and deliver a lock-up letter substantially in the form of this letter and (ii) no filing under Section 16(a) of the Exchange Act, reporting a reduction in beneficial ownership of shares of Common Stock, shall be required or shall be voluntarily made during the Lock-up Period. In addition, the undersigned agrees that, without the prior written consent of RCP, it will not, during the period commencing on the date hereof and ending 90 days after the date of the Prospectus, make any demand for or exercise any right with respect to, the registration of any shares of Common Stock or any security convertible into or exercisable or exchangeable for Common Stock. The undersigned also agrees and consents to the entry of stop transfer instructions with the Company’s transfer agent and registrar against the transfer of the undersigned’s shares of Common Stock except in compliance with the foregoing restrictions.

If (i) the Company issues an earnings release or material news, or a material event relating to the Company occurs, during the last 17 days of the Lock-Up Period, or (ii) prior to the expiration of the Lock-Up Period, the Company announces that it will release earnings results during the 16-day period beginning on the last day of the Lock-Up Period, the restrictions imposed by this agreement shall continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the occurrence of the material news or material event, unless RCP waives such extension.

No provision in this agreement shall be deemed to restrict or prohibit the exercise or exchange by the undersigned of any option or warrant to acquire shares of Common Stock, or securities exchangeable or exerciseable for or convertible into Common Stock, provided that the undersigned does not transfer the Common Stock acquired on such exercise or exchange during the Lock-Up Period, unless otherwise permitted pursuant to the terms of this agreement. In addition, no provision herein shall be deemed to restrict or prohibit the entry into or modification of a so-called “10b5-1” plan at any time (other than the entry into or modification of such a plan in such a manner as to cause the sale of any shares of Common Stock or any securities convertible into or exercisable or exchangeable for Common Stock within the Lock-Up Period).

The undersigned understands that the Company and the Underwriter are relying upon this agreement in proceeding toward consummation of the Public Offering. The undersigned further understands that this agreement is irrevocable and shall be binding upon the undersigned’s heirs, legal representatives, successors and assigns.

The undersigned understands that, if the Underwriting Agreement is not executed by November 16, 2007, or if the Underwriting Agreement (other than the provisions thereof which survive termination) shall terminate or be terminated prior to payment for and delivery of the Common Stock to be sold thereunder, the undersigned shall be released from all obligations under this letter agreement.

Whether or not the Public Offering actually occurs depends on a number of factors, including market conditions. Any Public Offering will only be made pursuant to an Underwriting Agreement, the terms of which are subject to negotiation between the Company and the Underwriter.

Very truly yours,

(Name)

(Address)

Exhibit E

List of Directors and Officers

Peter G. Boynton

Neil Crossan

Thomas Galanty

Maj. Gen. Paul A. Harvey

Russel H. McMeekin

Terrance W. Oliver

Robert J. Parente

Heather A. Rollo

Rick L. Smith

Douglas M. Todoroff

Robert B. Ziems